EXHIBIT 99.1

Oritani Financial Corp. Announces Dividend and Quarterly Results

TOWNSHIP OF WASHINGTON, N.J., Oct. 26, 2015 (GLOBE NEWSWIRE) -- Oritani Financial Corp. (the "Company" or "Oritani") (NASDAQ:ORIT), the holding company for Oritani Bank (the "Bank"), reported net income of $12.2 million, or $0.30 per basic (and $0.29 diluted) common share, for the three months ended September 30, 2015. Net income was $10.2 million, or $0.24 per basic and diluted common share, for the corresponding 2014 period.

The Company also reported that its Board of Directors has declared a $0.175 quarterly cash dividend on the Company's common stock. The record date for the dividend will be November 6, 2015 and the payment date will be November 20, 2015.

"I am pleased to report our progress regarding the monetization of our real estate investments and joint ventures," said Kevin J. Lynch, the Company's Chairman, President and CEO. "Our overall returns have been in line with our expectations and we have been able to generate strong interest in all of these assets. The profits on these sales have further enhanced the robust income generated by Oritani. We have invested a portion of these profits into a balance sheet restructure that is expected to increase pretax net interest income on an ongoing basis." Mr. Lynch continued: "Our deposit growth sustained and we now exceed $2.0 billion in deposits. While I was disappointed with our loan growth, we have faced slower growth periods previously and always managed to rebound."

Comparison of Operating Results

Net Income

Net income increased $2.0 million to $12.2 million for the quarter ended September 30, 2015, from $10.2 million for the corresponding 2014 quarter. The primary causes of the increased net income in 2015 was profits on the sale of real estate joint ventures and increased prepayment penalty income, partially offset by increased tax expense. Our annualized return on average assets was 1.46% for the quarter ended September 30, 2015, and 1.27% for the quarter ended September 30, 2014.

Interest Income

The components of interest income changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2015		2014			Average
	$	Yield	$	Yield	$	Balance	Yield
	(Dollars in thousands)
Interest on mortgage loans	$ 30,789	4.46%	$ 29,727	4.66%	$ 1,062	$ 209,476	-0.20%
Dividends on FHLB stock	401	4.24%	476	3.89%	(75)	(11,101)	0.35%
Interest on securities AFS	1,203	1.91%	1,800	1.98%	(597)	(111,714)	-0.07%
Interest on securities HTM	571	2.05%	364	2.24%	207	46,660	-0.19%
Interest on federal funds sold and short term investments	1	0.25%	2	0.25%	(1)	(1,668)	0.00%
Total interest income	$ 32,965	4.17%	$ 32,369	4.27%	$ 596	$ 131,653	-0.10%

The Company's primary strategic business objective remains the organic growth of multifamily and commercial real estate loans. The average balance of the loan portfolio increased $209.5 million, or 8.2%, for the three months ended September 30, 2015 versus the comparable 2014 period. On a linked quarter basis (September 30, 2015 versus June 30, 2015), the annualized growth rates of the portfolio were 5.5% and 1.2%, when measured based on average and period end balances, respectively. Loan originations totaled $114.6 million for the three months ended September 30, 2015 and loan principal payments totaled $106.9 million over that same period. While management sought higher originations, the elevated prepayment level continues to negatively impact loan growth. The prepayment level was also considered elevated in fiscal 2015 as prepayments for the twelve months ended June 30, 2015 totaled $416.8 million. The Company continues to limit the origination of loans with features that are desirable to borrowers in the current market (primarily fixed rate periods greater than 5 years and interest only periods greater than one year). This decision contributes to the elevated prepayments in addition to having a negative impact on originations. Management believes this restraint is in the best long term interests of the Company.

The yield on the loan portfolio decreased 20 basis points for the quarter ended September 30, 2015 versus the comparable 2014 period. On a linked quarter basis, the yield on the loan portfolio increased 2 basis points. This increase was primarily due to increased prepayment penalties in the September 2015 quarter. Exclusive of prepayment penalties, the yield on the loan portfolio decreased 9 basis points on a linked quarter basis. The decrease continues a trend of decreased yield on loans and was primarily attributable to the impact of current market rates on new originations as well as refinancings, prepayments and repricings. Competition for multifamily and commercial real estate loan originations remains elevated and the spread to alternative costs of funds remains lower than historical levels. The market rates on new originations are below the average yield of the loan portfolio. The vast majority of our multifamily and commercial real estate loan originations reprice in five years or less. This discipline offers greater interest rate risk protection but provides lower yields than loans with longer fixed rate terms. Prepayment penalties totaled $1.6 million for the quarter ended September 30, 2015 versus $947,000 for the quarter ended September 30, 2014. Prepayment penalties boosted annualized loan yield by 23 basis points in the 2015 period versus 15 basis points in the 2014 period.

The average balance of securities available for sale decreased $111.7 million for the three months ended September 30, 2015 versus the comparable 2014 period, while the average balance of securities held to maturity increased $46.7 million over the same period. The Company has been classifying the majority of new purchases as held to maturity and $37.9 million of securities available for sale were sold over the preceding 12 months. The overall level of securities was reduced due to loan growth and the low rates of return available on investment purchases.

Interest Expense

The components of interest expense changed as follows:

	Three Months Ended September 30,				Increase / (decrease)
	2015		2014			Average
	$	Cost	$	Cost	$	Balance	Cost
	(Dollars in thousands)
Savings deposits	$ 95	0.24%	$ 94	0.23%	$ 1	$ (2,237)	0.01%
Money market	839	0.54%	526	0.49%	313	193,124	0.05%
Checking accounts	396	0.36%	479	0.43%	(83)	(13,867)	-0.07%
Time deposits	2,332	1.19%	1,515	1.04%	817	198,576	0.15%
Total deposits	3,662	0.73%	2,614	0.65%	1,048	375,596	0.08%
Borrowings	5,154	2.74%	5,805	2.36%	(651)	(234,137)	0.38%
Total interest expense	$ 8,816	1.28%	$ 8,419	1.29%	$ 397	$ 141,459	-0.01%

Strong deposit growth remains a strategic objective of the Company. As detailed above, the average balance of deposits increased $375.6 million for the quarter ended September 30, 2015 versus the comparable 2014 period. The most significant increases have been in time deposits and money market accounts. The Company has continued a strategy whereby premium deposit rates are paid on certain deposits accounts if the customer also maintains a core account relationship with the Company. The overall cost of deposits increased 8 basis points for the quarter ended September 30, 2015 versus the comparable 2014 period. The increase was largely due to the program described above. A significant component of the deposit growth over the preceding 12 months has been brokered deposits. The period end balance of such funds at September 30, 2015 and September 30, 2014 were $235.1 million and $83.6 million, respectively. The average balance of deposits increased $43.8 million when measured on a linked quarter basis (September 30, 2015 versus June 30, 2015), which represents an annualized growth rate of 9.0%. This growth occurred despite a decrease of $32.0 million in the average balance of brokered deposits. Absent this decrease, the annualized growth rate for the linked quarter was 15.5%. On a linked quarter basis, the cost of deposits increased 4 basis points. Brokered deposits typically have a lower cost than retail deposits and the cost of deposits is negatively impacted as brokered deposit balances decrease.

As detailed in the table above, the average balance of borrowings decreased $234.1 million for the three months ended September 30, 2015 versus the comparable 2014 period. Deposit growth has allowed the Company to decrease borrowings. The cost of borrowings increased 38 basis points versus the quarter ended September 30, 2014. The cost of borrowings also increased 6 basis points versus the cost for quarter ended June 30, 2015. The increase in the cost of borrowings was primarily due to a decreased level of short term borrowings (including overnight borrowings). Short term borrowings are generally the lowest cost borrowings and a decrease in their levels will increase the overall cost of borrowings.

Net Interest Income Before Provision for Loan Losses

Net interest income increased by $199,000 to $24.1 million for the three months ended September 30, 2015, from $24.0 million for the three months ended September 30, 2014. The Company's net interest income, spread and margin over the period are detailed in the chart below.

	Including Prepayment Penalties			Excluding Prepayment Penalties *
	Net Interest			Net Interest
	Income Before			Income Before
Quarter Ended	Provision	Spread	Margin	Provision	Spread	Margin
	(dollars in thousands)
September 30, 2015	$ 24,149	2.89%	3.05%	$ 22,567	2.69%	2.85%
June 30, 2015	23,921	2.89%	3.05%	23,091	2.78%	2.95%
March 31, 2015	23,815	2.90%	3.07%	23,363	2.86%	3.01%
December 31, 2014	25,064	3.12%	3.29%	22,894	2.83%	3.01%
September 30, 2014	23,950	2.98%	3.16%	23,003	2.86%	3.04%
* - An $806,000 prepayment penalty on a FHLB advance from the quarter ended 3/31/2015 is also excluded.

The Company's spread and margin have been significantly impacted by prepayment penalties. While prepayment penalty income is expected to continue, significant fluctuations in the level of prepayment income are also expected. The spread and margin were stable over the quarter ended September 30, 2015 (versus the preceding quarter) however, this was largely due to the impact of prepayment penalties. The Company feels the chart above that excludes prepayment penalties provides a truer representation of what is occurring in the portfolio. These results show that erosion occurred over the quarter ended September 30, 2015. While the spread and margin have generally decreased at varying rates over the past three years, the rate of decrease accelerated in the September 2015 quarter versus recent periods. The results for this period were impacted by the minimal loan growth as well as the increased cost of deposits and borrowings described above. The Company's spread and margin remain under pressure due to several factors, including: the repercussions of a potential increase in the federal funds target rate, the relatively flat treasury yield curve; rates on new loan originations and investment purchases; modifications of loans within the existing loan portfolio; prepayments of higher yielding loans and investments; and limited ability to reduce deposit and borrowing costs and promotional interest costs to attract new deposit customers. The rates on new loan originations are being impacted by increased competition. The spread on new loan rates versus external sources of funds have decreased over the past year. In addition, the Company typically originates loans that have a reset period of 5 years or less. Such loans generally bear a lower rate of interest versus loans with a longer reset period.

The Company's net interest income and net interest rate spread were both negatively impacted in all periods due to the reversal of accrued interest income on loans delinquent more than 90 days. The total of such income reversed was $177,000 for the three months ended September 30, 2015 and $249,000 for the three months ended September 30, 2014.

In October, 2015, the Company implemented several steps of a strategy intended to reduce prospective borrowing costs, extend long term funding, enhance investment yields and reduce interest rate risk. The primary step was the prepayment of high rate FHLB advances. The Company prepaid a total of $135.0 million of such advances. These advances had a weighted average rate of 4.38% and a weighted average maturity of approximately 23 months. The Company also executed $130.0 million of swaps with a weighted average rate of 1.42% and a weighted average maturity of approximately 74 months. The final cost of the swaps will likely be approximately 15 basis points higher than the weighted average rate of 1.42%. The Company incurred a prepayment penalty of $9.4 million in conjunction with the prepayment of the FHLB advances. In addition, the Company sold $38.0 million of investment securities available for sale with a weighted average yield of 1.49%. A pretax gain of approximately $180,000 was realized in conjunction with the sale. The Company purchased a total of $41.9 million of similar securities with a slightly longer duration and a weighted average yield of 1.98%. The yields on investment securities are based on the current estimate of the average life of the securities and subject to significant fluctuation. The Company also executed less significant transactions in conjunction with the strategy. The Company may further its actions under the strategy. The Company is considering additional extinguishment of high cost advances (and associated prepayment penalties) along with additional funding.

Provision for Loan Losses

The Company recorded no provision for loan losses for the three months ended September 30, 2015 as compared to $200,000 for the three months ended September 30, 2014. A rollforward of the allowance for loan losses for the three months ended September 30, 2015 and 2014 is presented below:

	Quarter ended
	Sept. 30,
	2015	2014
	(Dollars in thousands)
Balance at beginning of period	$ 30,889	$ 31,401
Provisions charged to operations	--	200
Recoveries of loans previously charged off	--	1
Loans charged off	255	33
Balance at end of period	$ 30,634	$ 31,569

Allowance for loan losses to total loans	1.09%	1.20%
Net charge-offs (annualized) to average loans outstanding	0.037%	0.005%

The improving delinquency and nonaccrual trends, changes in loan risk ratings, loan growth, charge-offs and economic and business conditions continue to have a meaningful impact on the current level of provision for loan losses. In addition, improvements in general economic and business conditions have also impacted the level of provisioning by decreasing the necessary level of general allowances.

Delinquency and non performing asset information is provided below:

	9/30/2015	6/30/2015	3/31/2015	12/31/2014	9/30/2014
	(Dollars in thousands)
Delinquency Totals
30 - 59 days past due	$ 8,188	$ 2,535	$ 5,126	$ 3,824	$ 4,926
60 - 89 days past due	190	416	291	205	689
Nonaccrual	10,879	12,575	13,191	17,533	18,983
Total	$ 19,257	$ 15,526	$ 18,608	$ 21,562	$ 24,598

Non Performing Asset Totals
Nonaccrual loans, per above	$ 10,879	$ 12,575	$ 13,191	$ 17,533	$ 18,983
Real Estate Owned	2,926	4,059	5,594	4,368	3,850
Total	$ 13,805	$ 16,634	$ 18,785	$ 21,901	$ 22,833

Nonaccrual loans to total loans	0.39%	0.45%	0.48%	0.66%	0.72%
Delinquent loans to total loans	0.69%	0.55%	0.68%	0.81%	0.94%
Non performing assets to total assets	0.41%	0.50%	0.57%	0.67%	0.71%

Most delinquency and non performing asset categories realized further improvement as of September 30, 2015. However, there was an increase in the 30 – 59 day past due category. The primary cause of the increase was a $3.6 million loan that matured during the quarter ended September 30, 2015. The loan was extended (in the normal course of business) in October and the loan is presently fully current.

At September 30, 2015, there are four nonaccrual loans with balances greater than $1.0 million. These loans are discussed below:

  A $3.7 million loan on a self storage facility in Orange County, NY. The loan is classified as impaired. In accordance with the results of the impairment analysis for this loan, a $417,000 impairment reserve was maintained against this loan as of September 30, 2015. This loan is currently paying as agreed.
  A $1.0 million loan on a lot and auto showroom in Bergen County, NJ. The loan is classified as a troubled debt restructuring. A modification/extension agreement was reached with the borrower during the quarter ended June 30, 2014. The loan has paid as agreed since the agreement. In accordance with the results of the impairment analysis for this loan, a $407,000 impairment reserve was maintained against this loan as of September 30, 2015.
  A $1.2 million loan on a retail building in Morris County, NJ. The loan is classified as impaired. A total of $163,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of September 30, 2015, no impairment reserve was necessary. A settlement was reached with the borrower over the quarter, see below.
  A $1.1 million loan on an office building in Somerset County, NJ. The loan is classified as impaired. A total of $292,000 was previously charged off against this loan. In accordance with the results of the impairment analysis for this loan as of September 30, 2015, no impairment reserve was necessary. A settlement was reached with the borrower over the quarter, see below.
    The two loans described directly above are to the same borrower. The settlement included total payments (for the two loans) of $974,000, the affirmation of all amounts due and an extension of the maturity date by two years. Certain penalty interest and late fees will be forgiven if the loans pay as agreed through maturity, including principal in full. The Company has classified these loans as troubled debt restructurings. The loans will remain classified as nonaccrual but will be eligible for accrual status if the loans pay as agreed for the forthcoming six months. Recoveries of delinquent interest and legal fees were obtained by the Company in conjunction with the settlement. These recoveries will be recognized as income, or expense reduction, over time if the loans return to accrual status.

Detail reporting of nonaccrual loans with balances greater than $1.0 million will be discontinued prospectively due to the very low level of loans in this category and minimal risk such loans currently represent. Such reporting will be reinstated if circumstances warrant a change.

There are nine other multifamily/commercial real estate loans, totaling $2.9 million, classified as nonaccrual at September 30, 2015. The largest of these loans has a balance of $697,000.

There are six other residential loans, totaling $923,000, classified as nonaccrual at September 30, 2015. The largest of these loans has a balance of $385,000.

Other Income

Other income increased $4.0 million to $6.0 million for the three months ended September 30, 2015, from $2.0 million for the three months ended September 30, 2014.  The Company sold three of its investments in real estate joint ventures and the total pretax gain was $4.2 million. See additional information under "Comparison of Financial Condition at September 30, 2015 and June 30, 2015," regarding the sales of investments in real estate joint ventures and real estate held for investment. Net income from investments in real estate joint ventures decreased by $441,000 to $407,000 for the three months ended September 30, 2015, from $848,000 for the three months ended September 30, 2014. Income from real estate operations, net decreased by $118,000 to $235,000 for the three months ended September 30, 2015, from $353,000 for the three months ended September 30, 2014. Earnings from these two categories have decreased due to the sale of properties that had contributed income. This trend can be expected to continue as the Company continues to strategically sell such properties. In addition, the decrease in net income from investments in real estate joint ventures was also affected by the results for the 2014 period, which included the receipt and recognition of certain prior period rents.

Other Expenses

Other expenses increased $680,000 to $10.7 million for the three months ended September 30, 2015, from $10.1 million for the three months ended September 30, 2014. Compensation, payroll taxes and fringe benefits increased $479,000 to $7.7 million for the three months ended September 30, 2015, from $7.2 million for the three months ended September 30, 2014.  The increase was primarily due to increases in direct compensation, due to additional staffing and salary adjustments. Increases in benefit costs, primarily health insurance, have also contributed to the increase.

Income Tax Expense

Income tax expense for the three months ended September 30, 2015 was $7.2 million on pre-tax income of $19.4 million, resulting in an effective tax rate of 37.2%.   Income tax expense for the three months ended September 30, 2014 was $5.5 million on pre-tax income of $15.7 million, resulting in an effective tax rate of 35.3%.  The increased rate in 2015 is primarily due to increased state taxes associated with the profits on the sales of investments in real estate joint ventures and real estate held for investment, and a change in New York city and state tax law which caused the Company's effective tax rate to increase.

Comparison of Financial Condition at September 30, 2015 and June 30, 2015

Total Assets.  Total assets were relatively stable, decreasing $4.4 million to $3.35 billion at September 30, 2015, from $3.35 billion at June 30, 2015.

Cash and Cash Equivalents. Cash and cash equivalents (which include fed funds and short term investments) decreased $5.3 million to $9.8 million at September 30, 2015, from $15.1 million at June 30, 2015.

Net Loans. Loans, net were also relatively stable, increasing $8.3 million to $2.76 billion at September 30, 2015, from $2.76 billion at June 30, 2015. See "Total Interest Income" for discussion regarding loans balances.

Securities available for sale. Securities AFS decreased $19.9 million to $239.1 million at September 30, 2015, from $259.0 million at June 30, 2015. The Company has been classifying the majority of new purchases as held to maturity.

Securities held to maturity. Securities HTM increased $15.3 million to $123.3 million at September 30, 2015, from $108.0 million at June 30, 2015.

Investments in Real Estate Joint Ventures, Net and Real Estate Held for Investment. The Company previously announced its intention to investigate the sale of the properties and interests in these portfolios. The table below details the status of these efforts:

				Recognized
	Book Value at		Status at	Gains as of
Property	9/30/2015	9/30/2014	9/30/2015	9/30/2015	Comment
(dollars in thousands)
Real Estate Held For Investment
Marine View	$ 693	$ 624	under contract		(a)
Palisades Park	--	334	sold	$9,528	(b)
Park Lane	(98)	(250)	under contract		(a)
Parkway East	(307)	(338)	under contract		(a)
Winstead Village	(92)	(135)	under contract		(c)
Park View	(190)	(207)	under contract		(c)
Net subtotal	6	29

Investments in Joint Ventures
Brighton Court Associates	80	85	under contract		(a)
Plaza 23 Associates	4,745	4,506	(f)
Van Buren Apartments	--	129	sold	1,666	(d)
FAO Hasbrouck Heights	187	165	(f)
Ridge Manor Associates	(453)	(196)	(f)
Hawthorne Terrace	684	699	(f)
FAO Terrace Associates	441	455	(f)
FAO Gardens	372	363	(f)
River Villas Mews, LLC	279	298	under contract		(a)
34 Grant LLC	--	338	sold	45	(d)
Hampshire Realty	(19)	(6)	under contract		(a)
Oaklyn Associates	(35)	(152)	sold	2,088	(e)
Madison Associates	--	(44)	sold	2,510	(d)
10 Landing Lane	(511)	(382)	under contract		(a)
Net subtotal	5,772	6,258

Net total	$ 5,777	$ 6,286

(a) - These transactions closed in October, 2015. The total pretax gain on these transactions was approximately $22.6 million.
(b) - This transaction closed during the quarter ended June 30, 2015.
(c) - The expected pretax gain on the sale of these properties is approximately $4 million. The transactions are expected to close during the quarter ending December 31, 2015.
(d) - These transactions closed during the quarter ended September 30, 2015.
(e) - This transaction closed during the quarter ended March 31, 2015.
(f) - The strategic disposition of this property is currently being explored.

Real Estate Owned. REO decreased $1.1 million to $2.9 million at September 30, 2015, from $4.1 million at June 30, 2015. The balance at September 30, 2015 consisted of 5 properties and the balance at June 30, 2015 consisted of 8 properties.

Deposits. Deposits increased $45.7 million to $2.01 billion at September 30, 2015, from $1.96 billion at June 30, 2015. See "Total Interest Expense" for discussion regarding deposit balances.

Borrowings. Borrowings decreased $57.7 million to $738.7 million at September 30, 2015, from $796.4 million at June 30, 2015. See "Total Interest Expense" for discussion regarding borrowing amounts.

Stockholders' Equity. Stockholders' equity increased $4.6 million to $522.3 million at September 30, 2015, from $517.7 million at June 30, 2015. The increase was primarily due to net income and the net impact of the amortization stock based compensation plans, partially offset by dividends and repurchases. During the September 30, 2015 quarter, 97,233 shares of stock were repurchased at a total cost of $1.5 million and an average cost of $15.74 per share. Based on our September 30, 2015 closing price of $15.62 per share, the Company stock was trading at 131.5% of book value.

About the Company

Oritani Financial Corp. is the holding company for Oritani Bank, a New Jersey state chartered bank offering a full range of retail and commercial loan and deposit products. Oritani Bank is dedicated to providing exceptional personal service to its individual and business customers. The Bank currently operates its main office and 24 full service branches in the New Jersey Counties of Bergen, Hudson, Essex and Passaic. For additional information about Oritani Bank, please visit www.oritani.com.

Forward Looking Statements

Certain statements contained herein are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Forward-looking statements are subject to numerous risks and uncertainties, including those risk factors disclosed in the Company's Annual Report on Form 10-K for the year ended June 30, 2015 (as supplemented by our quarterly reports), and the following: those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, credit risk management, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake and specifically declines any obligation to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Oritani Financial Corp. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share data)

	Sept. 30,	June 30,
Assets	2015	2015
	(unaudited)	(audited)
Cash on hand and in banks	$ 9,313	$ 11,380
Federal funds sold and short term investments	496	3,749
Cash and cash equivalents	9,809	15,129

Loans, net	2,764,475	2,756,212
Securities available for sale, at fair value	239,064	258,963
Securities held to maturity, fair value of $123,914 and $107,749 at Sept. 30, 2015 and June 30, 2015, respectively	123,275	107,990
Bank Owned Life Insurance (at cash surrender value)	91,305	90,609
Federal Home Loan Bank of New York stock ("FHLB"), at cost	37,302	39,898
Accrued interest receivable	9,417	9,266
Investments in real estate joint ventures, net	6,317	6,658
Real estate held for investment	693	655
Real estate owned	2,926	4,059
Office properties and equipment, net	14,443	14,431
Deferred tax assets	41,732	41,356
Other assets	7,894	7,839
Total Assets	$ 3,348,652	$ 3,353,065

Liabilities
Deposits	$ 2,008,395	$ 1,962,737
Borrowings	738,709	796,372
Advance payments by borrowers for taxes and insurance	19,785	20,445
Official checks outstanding	3,117	3,528
Other liabilities	56,359	52,313
Total liabilities	2,826,365	2,835,395

Stockholders' Equity
Common stock, $0.01 par value; 150,000,000 shares authorized; 56,245,065 shares issued; 43,967,006 shares outstanding at Sept. 30, 2015 and 44,012,239 shares outstanding at June 30, 2015.	562	562
Additional paid-in capital	507,408	508,999
Unallocated common stock held by the employee stock ownership plan	(22,474)	(22,803)
Restricted Stock Awards	(4,312)	(8,088)
Treasury stock, at cost; 12,278,059 shares at Sept. 30, 2015 and 12,232,826 shares at June 30, 2015.	(163,184)	(162,344)
Retained income	208,020	203,192
Accumulated other comprehensive loss, net of tax	(3,733)	(1,848)
Total stockholders' equity	522,287	517,670
Total Liabilities and Stockholders' Equity	$ 3,348,652	$ 3,353,065

Oritani Financial Corp. and Subsidiaries
Consolidated Statements of Income
Three Months Ended September 30, 2015 and 2014
(In thousands, except share data)

	Three months ended
	Sept. 30,
	2015	2014
	unaudited
Interest income:
Mortgage loans	$ 30,789	$ 29,727
Dividends on FHLB stock	401	476
Securities available for sale	1,203	1,800
Securities held to maturity	571	364
Federal funds sold and short term investments	1	2
Total interest income	32,965	32,369

Interest expense:
Deposits	3,662	2,614
Borrowings	5,154	5,805
Total interest expense	8,816	8,419

Net interest income before provision for loan losses	24,149	23,950

Provision for loan losses	--	200
Net interest income after provision for loan losses	24,149	23,750

Other income:
Service charges	258	223
Real estate operations, net	235	353
Net income from investments in real estate joint ventures	407	848
Bank-owned life insurance	696	512
Net gain on sale of assets	4,312	--
Net loss on sale of securities	--	(2)
Other income	77	73
Total other income	5,985	2,007

Other expenses:
Compensation, payroll taxes and fringe benefits	7,703	7,224
Advertising	90	90
Office occupancy and equipment expense	718	729
Data processing service fees	518	463
Federal insurance premiums	399	388
Real estate owned operations	330	139
Other expenses	979	1,024
Total other expenses	10,737	10,057

Income before income tax expense	19,397	15,700
Income tax expense	7,215	5,539
Net income	$ 12,182	$ 10,161

Income per basic common share	$ 0.30	$ 0.24
Income per diluted common share	$ 0.29	$ 0.24

	Average Balance Sheet and Yield/Rate Information
	For the Three Months Ended (unaudited)
	September 30, 2015			September 30, 2014
	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Average Yield/ Rate
	(Dollars in thousands)

Interest-earning assets:
Loans (1)	$ 2,759,345	$ 30,789	4.46%	$ 2,549,869	$ 29,727	4.66%
Federal Home Loan Bank Stock	37,870	401	4.24%	48,971	476	3.89%
Securities available for sale	251,443	1,203	1.91%	363,157	1,800	1.98%
Securities held to maturity	111,679	571	2.05%	65,019	364	2.24%
Federal funds sold and short term investments	1,624	1	0.25%	3,292	2	0.25%
Total interest-earning assets	3,161,961	32,965	4.17%	3,030,308	32,369	4.27%
Non-interest-earning assets	185,142			161,167
Total assets	$ 3,347,103			$ 3,191,475

Interest-bearing liabilities:
Savings deposits	158,887	95	0.24%	161,124	94	0.23%
Money market	619,617	839	0.54%	426,493	526	0.49%
Checking accounts	436,462	396	0.36%	450,329	479	0.43%
Time deposits	781,646	2,332	1.19%	583,070	1,515	1.04%
Total deposits	1,996,612	3,662	0.73%	1,621,016	2,614	0.65%
Borrowings	751,255	5,154	2.74%	985,392	5,805	2.36%
Total interest-bearing liabilities	2,747,867	8,816	1.28%	2,606,408	8,419	1.29%
Non-interest-bearing liabilities	77,929			61,488
Total liabilities	2,825,796			2,667,896
Stockholders' equity	521,307			523,579
Total liabilities and stockholders' equity	$ 3,347,103			$ 3,191,475

Net interest income		$ 24,149			$ 23,950
Net interest rate spread (2)			2.89%			2.98%
Net interest-earning assets (3)	$ 414,094			$ 423,900
Net interest margin (4)			3.05%			3.16%
Average of interest-earning assets to interest-bearing liabilities			115.07%			116.26%

(1) Includes nonaccrual loans and prepayment income.
(2) Net interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3) Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(4) Net interest margin represents net interest income divided by average total interest-earning assets.
CONTACT: For further information contact:
         Kevin J. Lynch
         Chairman, President and Chief Executive Officer
         Oritani Financial Corp.
         (201) 664-5400